EXHIBIT 2

Bob Evans Farms, Inc. Unlocking Shareholder Value at Bob Evans December 2013

2 Strictly Confidential. Do Not Duplicate or Distribute. THIS PRESENTATION WITH RESPECT TO BOB EVANS FARMS, INC . (“BOB EVANS” OR THE “COMPANY’”) IS FOR GENERAL INFORMATIONAL PURPOSES ONLY . IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY OR PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION . THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF SANDELL ASSET MANAGEMENT CORP . (“SAMC”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION AND SAMC ANALYSES . CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC BY THE COMPANY OR OTHER COMPANIES CONSIDERED COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS . SAMC HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM A THIRD PARTY . ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN . THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE COMPANY WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN . THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF SAMC’S ACTION PLAN SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT SAMC BELIEVES TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL . THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY . SAMC RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE . SAMC DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN . UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY . PRIVATE INVESTMENT FUNDS ADVISED BY SAMC CURRENTLY HOLD SHARES OF COMMON STOCK AND SECURITIES REPRESENTING AGGREGATE BENEFICAL OWNERSHIP OF APPROXIMATELY 6 . 5 % OF THE OUTSTANDING COMMON STOCK OF THE COMPANY . SAMC MANAGES INVESTMENT FUNDS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING – PUBLIC SECURITIES . IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE SAMC AND/OR ONE OR MORE OF THE INVESTMENT FUNDS IT MANAGES, FROM TIME TO TIME (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), TO SELL ALL OR A PORTION OF THEIR SHARES (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES . SAMC AND SUCH INVESTMENT FUNDS ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE COMPANY AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY AND OTHER INVESTORS AND THIRD PARTIES, AND CONDUCTING A PROXY OR CONSENT SOLICITATION WITH RESPECT TO POTENTIAL GOVERNANCE CHANGES, INCLUDING THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE COMPANY . Disclaimer

3 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans - Restaurant Investment Landscape Intense Operational Focus What Restaurant investors of today expect: Poor Restaurant Execution Focus On SSS Not Sow Costs What 2Q earnings show: What can solve this: Prudent Capital Use Poor ROIC on Re - Fresh Sale/Leaseback as Financing Tool Asset - Lite Business Model Top - Down Decision Making Failing Franchising Pro - Active Portfolio Management High - Growth Segment Hidden Spin - Offs Motivate and Maximize Capital Return Timid Buyback Program Aggressive Repurchase

4 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The following illustrates the current public market valuation of Bob Evans: Bob Evans – Current Valuation (1) Internal estimates, adjusted for 1 - time and other costs. (2) Pro - rata FY2014E and FY2015E estimates. (3) Average of analyst estimates. ($ in millions except per share) Stock Price (as of 12/5/13) $50.51 Shares Outstanding 26.5 MM Market Value $1,337.0 Add: Debt (Est.) 319.0 Less: Cash and Long - Term Investments (35.3) Mimi's Seller Note (Face) (30.0) Enterprise Value (EV) $1,590.7 Enterprise Value as a Multiple of: FY2014E EBITDA (1) $190.1 8.4 x CY2014E EBITDA (2) 197.5 8.1 FY2015E EBITDA (3) 201.3 7.9

5 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans is Materially Undervalued ♦ Bob Evans is trading at a discount to what we believe are the most comparable publicly - traded family - dining restaurant companies and at an even bigger discount to what we believe are the most comparable publicly - traded packaged foods companies Source: Bloomberg (1) Pro - rata FY2014E and FY2015E estimates. ($ in millions) EV to EV to EV to Market Enterprise FY2014E CY2014E FY2015E Restaurants (Family - Dining) Value Value (EV) EBITDA EBITDA (1) EBITDA Brinker International $3,075 $3,861 9.0 x 8.8 x 8.6 x Cracker Barrel 2,524 2,867 9.8 9.5 9.3 Denny's 647 816 10.1 10.1 10.3 DineEquity 1,579 2,820 10.4 10.4 10.2 Average 9.8 9.7 9.6 Packaged Food Companies Campbell Soup Company $12,679 $17,206 10.7 x 10.5 x 10.3 x ConAgra Foods 13,804 23,383 9.8 9.4 9.2 Hillshire Brands 4,031 4,613 9.0 8.6 8.3 Hormel 11,969 11,785 11.2 11.0 10.4 Lancaster Colony 2,340 2,207 11.8 11.7 11.7 Average 10.5 10.3 10.0 Bob Evans $ 1,337 $ 1,591 8.4 x 8.1 x 7.9 x

6 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Bob Evans has dramatically under - performed its more relevant family - dining peers over every selected time period Dramatic Stock Price Under - Performance Source: Bloomberg as of 12/5/13. Family - Dining Stock Price Performance

7 Strictly Confidential. Do Not Duplicate or Distribute. ♦ We believe there are three core reasons why the Company continues to remain undervalued : 1. Conglomerate Discount – The Company suffers from a conglomerate discount as a result of the Company’s two disparate business segments, Bob Evans Restaurants and BEF Foods . 2. Unrecognized Real Estate Value – The market does not afford Bob Evans any value for the hundreds of millions of dollars spent on the Company’s extensive real estate portfolio, which includes ownership of 86 % of its restaurant base, a higher percentage of owned properties than both its publicly - traded family - dining restaurant peers as well as many other restaurant companies . 3. Imprudent Capital Spending - By our calculations, the Company will have spent close to $ 130 million on its Farm Fresh remodeling program by the end of FY 2014 and the returns generated to date from such spending have been severely lacking, as evidenced by the - 1 . 5 % same store sales decline witnessed by Farm Fresh remodeled restaurants in the second quarter of FY 2014 . ♦ We believe there are other areas of concern, including : ● Many other questionable spending decisions, including the Company’s recently - constructed $ 48 million corporate headquarters ● Excessive corporate overhead as reflected by unusually high corporate office staff ( 512 corporate office employees) ● Insular Board of Directors (the “Board”), including a number of Directors who had served on the Board during the years that the recently - divested Mimi’s Café chain suffered persistently poor results ● Dual Chairman - CEO role held by Steven Davis, along with the unusual 4 - year extension to his employment agreement Reasons for Undervaluation

8 Strictly Confidential. Do Not Duplicate or Distribute. ♦ We believe there are three general ideas, with many different underlying permutations, that if properly implemented could unlock significant value for the shareholders of Bob Evans : 1. Separation of BEF Foods – We believe there are many ways to effect a separation of BEF Foods . While a sale of BEF Foods should be thoroughly investigated, we believe that an IPO of BEF Foods as a pre - cursor to a tax - advantaged spin - off or split - off is also possible . 2. Real Estate Sale - Leaseback – We believe the Company’s owned restaurant real estate is conservatively worth approximately $ 720 million and we have received two separate, unsolicited approaches from multi - billion dollar public REITs expressing interest in pursuing a transaction with the Company at valuation levels consistent with our assumptions . 3. Repurchase Stock via Self - Tender – The Company should provide certainty to the investment community that it will utilize the proceeds from any additional debt that is incurred along with the proceeds from a sale - leaseback transaction to repurchase a large number of shares through a self - tender . ♦ In addition to the many underlying permutations associated with the above ideas, there are numerous other creative alternatives that the Company could pursue to unlock value, including and not limited to a sale of Bob Evans to an LBO sponsor given the attractive characteristics of the Company Three General Ideas to Unlock Shareholder Value and Various Other Alternatives Available

9 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Close to five months have elapsed since we made contact with the management of Bob Evans to discuss our ideas to enhance shareholder value and the Board has decided to take no action with respect to these ideas, nor has the Board shown willingness to explore any other alternatives to unlock value ♦ Management, as the public voice of the Company, have offered unconvincing and hollow excuses for not taking action ● Management claims that ownership of BEF Foods provides “corporate synergies . ” ● Management claims that ownership of its real estate provides it with “flexibility” and that a sale - leaseback of its real estate would result in restrictions that would inhibit this “flexibility” as well as be more expensive than other, supposedly lower - cost financing . ● The Company’s FY 2014 share repurchase program, recently increased to $ 225 million, appears contingent on financing and market conditions and management has been unwilling to provide investors with the certainly associated with a self - tender . Furthermore, management’s desire to “maintain flexibility for acquisitions” as a reason for refusing to pursue a self - tender is unsound, particularly given the Company’s disastrous acquisition history with Mimi’s Café . ♦ None of these excuses are valid, as we can demonstrate … Inaction/Indifference of Management and the Board of Directors

Separate BEF Foods – No Loss of "Synergies"

- We are confident that a separation of BEF Foods would result in no material loss of corporate "synergies"
  - Bob Evans Restaurants and BEF Foods operate independently, have separate management teams, and the Company reports each segment separately in its financial statements.
  - **Revenue synergies appear insignificant to non-existent, as intersegment net sales of food products are immaterial. Intersegment net sales of food products were $28.1 million in FY2013, or 7.5% of BEF Foods sales and 1.7% of total Company sales, and $3.3 million in 1Q FY2014, or 3.9% of BEF Foods sales and 1.0% of total Company sales.**
  - The Company has not publicly identified any corporate synergies aside from the following vague commentary - "Corporate Synergies: Drive sales growth and brand awareness through transformational investments and cross-segment strategies, including: cross-marketing, additional in-sourcing, and product development between Bob Evans Restaurants and BEF Foods. Also, achieve margin improvement through implementation of Lean operating principles to drive cost innovation across the organization." – (Company 8-K, October 22, 2013)
  - The recent December 4, 2013 comments by Chairman and CEO Steven Davis regarding how a separation of BEF Foods could result in "diverting board, management and employee focus away from core business operations" is ludicrous considering that operating two businesses is more of a diversion of focus than operating one business.
  - **Dis-synergies may exist** due to the combined ownership of Bob Evans Restaurants and BEF Foods:
    - Inability for BEF Foods to source lower-cost capital associated with packaged food companies that trade at higher valuations
    - Internal competition for capital between BEF Foods and Bob Evans Restaurants
    - Affiliation of BEF Foods with Bob Evans Restaurants may deter other restaurants from purchasing BEF Foods products
    - Inability to directly incentivize BEF Foods management with equity associated with the performance of BEF Foods

10 | Strictly Confidential. Do Not Duplicate or Distribute
SANDELL CASTLERIGG INVESTMENTS

11 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Two of the largest food products companies in the United States had previous association with restaurant companies and took steps almost two decades ago to separate these disparate businesses ● General Mills and Darden Restaurants – In 1995 General Mills spun - off its restaurant business, which was renamed Darden Restaurants . ● PepsiCo and YUM! Brands – In 1997 PepsiCo spun off its fast - food unit as TRICON Global Restaurants, which is now known as YUM! Brands . ♦ Chairman/CEO Steven Davis had worked at YUM! Brands for 13 years and was likely a participant in the share price appreciation witnessed by PepsiCo and YUM! Brands since the separation of those two companies . Separate BEF Foods – Historical Precedent PepsiCo YUM! Brands Source: Bloomberg

Separate BEF Foods – Analyst Coverage

- There are no sell-side packaged foods analysts that cover Bob Evans

Bob Evans Equity Analyst Coverage (Bloomberg)

Firm	Analyst	Primary Sector
CL King	Michael Gallo	Restaurants
Janney Montgomery Scott	Mark Kalinowski	Restaurants
KeyBanc	Christopher O'Cull	Restaurants
Miller Tabak	Stephen Anderson	Restaurants
Oppenheimer	Brian Bittner	Restaurants
Sidoti & Company	Michael Halen	Restaurants
Stephens Inc	Will Slabaugh	Restaurants

- Why is industry-appropriate sell-side analyst coverage important?
  - Deep knowledge of industry dynamics
  - Understanding of competitive positioning
  - Insight regarding sector M&A activity
  - Contact with appropriate shareholder bases

12 | Strictly Confidential. Do Not Duplicate or Distribute.

SANDELL CASTLERIGG INVESTMENTS

13 Strictly Confidential. Do Not Duplicate or Distribute. Separate BEF Foods – Valuation Differential ♦ Packaged food companies are typically afforded a higher valuation in both the public market, as well as in M&A transactions Source: Bloomberg, various analyst reports Selected Recent Transactions Value as a Announced Announced Multiple of Target Name Date Value EBITDA Wish - Bone (Unilever) 8/12/2013 $580.0 12.0 x HJ Heinz Co 2/14/2013 27,403.0 14.0 Mornigstar Foods 12/3/2012 1,450.0 9.3 Ralcorp Holdings Inc. 11/27/2012 6,655.4 12.5 Pringles (P&G) 2/15/2012 2,695.0 11.0 Del Monte Foods 11/25/2010 5,098.6 8.3 N.A. Frozen Pizza (Kraft) 1/5/2010 3,700.0 12.5 ($ in millions) Public Market Valuations EV to Market Enterprise FY2014E Packaged Food Companies Value Value (EV) EBITDA Campbell Soup Company $12,679 $17,206 10.7 x ConAgra Foods 13,804 23,383 9.8 Hillshire Brands 4,031 4,613 9.0 Hormel 11,969 11,785 11.2 Lancaster Colony 2,340 2,207 11.8

14 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Why do packaged food companies typically trade at a premium to restaurants? ● The business profile of a packaged food company is very different from that of a restaurant, with many favorable characteristics that result in higher associated values. Separate BEF Foods – Valuation Differential (cont’d) Restaurant Packaged Food Industry Dynamics Focus on local; little benefit through consolidation Consolidation to reduce costs, improve retailer relationships, increase distribution efficiencies Competitive Dynamics Service business - location dependent Manufacturing business - regional and national efforts to achieve shelf space Growth Prospects Growth is capital - dependent; over - saturation of restaurants Growth is not capital - dependent; opportunity for penetration of new regions, relationships Substitution Many local restaurants Select regional and national players New Entrants Low barriers to entry Higher barriers to entry Regulatory Exposure to health care, minimum wage legislation Less subject to regulatory developments Suppliers Company relationships to source key input products, local real estate and job sources supply other costs Commodity price impact on supplier costs Customers Consumers Retailers

15 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The following Company exhibit illustrates the growing market share differential between restaurants and packaged food companies: Separate BEF Foods – Investors Can Diversify on Their Own ♦ Investors can make their own diversification decisions. The separation of BEF Foods from Bob Evans will allow investors to choose how they wish to participate in the growth dynamics of each business. ♦ The dramatic earnings impact from volatile sow prices ($0.23 per share of negative EPS impact in 2Q FY2014) adds a variable specific to BEF Foods that may not be appreciated by restaurant investors.

16 Strictly Confidential. Do Not Duplicate or Distribute. ♦ We advocate a separation of BEF Foods through either a sale or an IPO as a precursor to a spin - off or split - off ● Sale – There has been significant M&A activity in the packaged foods space and recent private market transactions involving packaged foods companies have occurred at double - digit, and in some cases mid - teen, multiples of EBITDA. OR ● IPO – The Company could sell a 19.9% equity stake in BEF Foods as a precursor to a tax - efficient spin - off or split - off. • Appeals to different investor base and allows investors to independently value BEF Foods • Attract industry - specific analyst coverage • Allow BEF Foods to access lower cost of capital • Improve management focus and incentivize management with equity directly tied to the performance BEF Foods • BEF Foods operating results are currently presented after allocation of corporate overhead; stand - alone costs would be offset by a corresponding reduction in allocated overhead. • Annie’s, Inc. (BNNY) is a recent example of a successful, similarly - sized IPO of a packaged foods company • There are several small - cap packaged food companies that trade at double - digit multiples of EBITDA: Separate BEF Foods – Sale or IPO followed by Spin - Off/Split - Off ($ in millions) EV to Market FY2014E Small-Cap Packaged Food Companies Value EBITDA Annie's $775 25.3 x Boulder Brands 915 12.9 Diamond Foods 540 10.3 Snyders-Lance 1,939 11.0 Source: Bloomberg

17 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The Company has expended a tremendous amount of capital for the land and buildings associated with its 482 owned Bob Evans Restaurants ● Bob Evans owns the real estate of 86% of the Company’s restaurants, all of which are expected to be remodeled at significant cost by the end of Fiscal 2014: Real Estate Sale - Leaseback – Substantial Real Estate Holdings Bob Evans Restaurants: # of Owned Properties 482 # of Leased Properties 79 Total 561 % of Restaurants that are Owned 86% ● Bob Evans owns substantially more of its real estate than both its publicly - traded family - dining restaurant peers as well as many other restaurant companies: Real Estate Ownership (1) Bloomin' Brands 20% Brinker 22% Cheesecake Factory 0% Cracker Barrel 66% Darden 49% Denny's 21% DineEquit y 6% Ignite 0% Ruby Tuesday 45% Texas Roadhouse 38% (1) Source: SEC filings. Latest fiscal year, excludes franchise locations. ● At current prices, 482 restaurants would cost $1.1 billion (“In fiscal 2011, it cost approximately $2.3 million to build a new stand - alone Bob Evans restaurant, including the land.” – Company 10 - K, June 28, 2011)

18 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Bob Evans could unlock $723 million of value from its real estate by pursuing a sale - leaseback transaction Real Estate Sale - Leaseback – Unlock Significant Value ● Significant 3 rd party interest in pursuing a sale - leaseback transaction • We have received unsolicited approaches from two separate, multi - billion dollar public REITs that have expressed a desire to enter into a sale - leaseback transaction with Bob Evans. • The valuation assumptions of each REIT are consistent with ours. (In fact, one REIT believes the value of the Bob Evans real estate may be in “the high $700 million to low $800 million” range, implying that our assumptions are conservative.) • Each REIT has the ability to close a transaction within 60 days. • One of these REITs has tried on many occasions over the last several years to discuss a sale - leaseback with Bob Evans and had never received a reply from the Company. Average Revenue per Bob Evans Restaurant $1.75 MM Number of Owned Bob Evans Restaurants 482 Estimated "Owned Restaurant" Revenue $843.5 MM Additional Rent Expense @ 6.00% of Revenue $50.6 Cap. Rate 7.00% Proceeds from Sale/Leaseback $722.9 MM

19 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The following statement by CEO Steven Davis is the essence of the Company’s unconvincing excuse for refusing to pursue a sale - leaseback transaction: Real Estate Sale - Leaseback – Unconvincing Excuses “We view real estate ownership as an important strategic advantage . It provides us with a far greater level of flexibility in managing our restaurant assets, and it provides us with a certainty of a one - time cash outflow rather than a cash flow stream that escalates in perpetuity . Owning the majority of our properties enabled us to execute the Farm Fresh Refresh program far more efficiently that if we had been required to seek approval from individual landlords to modify our restaurants . And in those rare instances w here it becomes necessary to close an underperforming location, it is advantageous not to be faced with penalties associated with early lease terminations . ” – (CEO Steven Davis, Bob Evans 3 Q Earnings Teleconference, February 20 , 2013 , emphasis added) ♦ The Farm Fresh program is virtually complete and the above comments by Steven Davis are no excuse for allowing over $700 million of value to remain unrealized by shareholders. ♦ Steven Davis recently reiterated such sentiments regarding “flexibility,” claiming on the Company’s December 4 , 2013 2 Q Earnings Teleconference that a sale - leaseback would “significantly reduce the flexibility we now have to remodel our restaurants and shutter poor performing restaurants . ”

20 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Management’s desire for “flexibility” is a misguided and unconvincing excuse for refusing to pursue a sale - leaseback transaction ● Over the last three years the Company has spent approximately $ 225 , 000 per restaurant on its “Farm Fresh” remodeling program (with little return generated) and expects to have 100 % of its 560 restaurants remodeled by the end of Fiscal 2014 (April 2014 ) . Thus, all of the Company’s restaurants will have already been Farm Fresh remodeled, at great expense, within five months . ● The Company has been closing underperforming restaurants and has sold the majority of its non - operating properties . The implication is that any restaurant that has been Farm Fresh remodeled is therefore performing . (We hope management would not spend $ 225 , 000 on an under - performing restaurant that they were expecting to close . ) Furthermore, why is there such a desire for “flexibility” to close a restaurant if it is such a “rare instance” according to the CEO himself? ● Any lessor, and particularly a sophisticated REIT, has a vested interest in seeing improvements to its underlying properties ; the claim that a lessor would not allow for future upgrades is irrational and absurd . ♦ Management has recently cited the availability of low - cost financing as another convenient excuse for refusing to pursue a sale - leaseback transaction ● We whole - heartedly support the notion of incurring some additional debt at current low interest rates to repurchase a large amount of stock . As the following exhibits illustrate, however, repurchasing shares with the proceeds raised from a sale - leaseback transaction leads to both a higher valuation and is more accretive to earnings than that from the incurrence of additional debt . ● Management fails to understand the future risks associated with currently low interest rates ; the interest paid on additional bank debt that is incurred today may be materially higher in future years, which argues for pursuing a reasonable combination of debt and sale - leaseback financing . Real Estate Sale - Leaseback – Unconvincing Excuses (cont’d)

21 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The following compares a $ 720 million self - tender financed by additional debt or with the proceeds raised from a sale - leaseback transaction . Due to the “multiple arbitrage” that exists, repurchasing shares with the proceeds raised from a sale - leaseback creates more value, as it is tantamount to buying back stock with capital raised at 14 . 3 x EBITDA (the reciprocal of 7% ) Real Estate Sale - Leaseback – Value Creation (1) Average of analyst estimates. Assumptions ($ in millions) Proceeds Raised for Self - Tender $720.0 Cap Rate (for Sale - Leaseback) 7.00% Interest Rate (for Debt) 2.85% (Assume L+250) Self - Tender Price $60.00 Additional Sale - Pro - Forma Valuation Debt Leaseback FY2015E Bob Evans EBITDA (1) $201.3 $201.3 Less: Additional Rent Expense 0.0 (50.4) Pro - Forma FY2015E EBITDA $201.3 $150.9 Multiple of EBITDA (Blended) 9.5 x 9.5 x Implied Asset Value $1,912.4 $1,433.6 Add: Cash and Long - Term Investments 35.3 35.3 Add: Mimi's Seller Note (Face) 30.0 30.0 Less: Existing Debt (Est.) (319.0) (319.0) Less: Additional Debt (720.0) 0.0 Implied Equity Value $938.7 $1,179.9 Shares Outstanding: Current Shares 26.5 26.5 Shares Repurchased in Self - Tender (12.0) (12.0) Pro - Forma Shares Outstanding 14.5 14.5 Price per Share $64.86 $81.53

22 Strictly Confidential. Do Not Duplicate or Distribute. ♦ Due to the substantial reduction in depreciation, a $720 million self - tender financed with the proceeds raised from a sale - leaseback transaction is even more accretive than that financed by additional debt Real Estate Sale - Leaseback - Accretion Assumptions ($ in millions) Proceeds Raised for Self - Tender $720.0 Cap Rate (for Sale - Leaseback) 7.00% Interest Rate (for Debt) 2.85% (Assume L+250) Self - Tender Price $60.00 Restaurant Depreciation & Amortization (D&A) (Est.) $60.0 % of Owned Restaurant D & A (Est.) 63.5% % of Owned Restaurants in Sale - Leaseback 100.0% Additional Sale - Pro - Forma Accretion Debt Leaseback FY2015E EPS (Bloomberg) $3.20 $3.20 Shares (FY2015E) (Bloomberg) 24.6 24.6 Net Income (Bloomberg) $78.6 $78.6 Adjustments: Additional Interest Expense (20.5) 0.0 Additional Rent Expense 0.0 (50.4) Reduction in Depreciation & Amortization 0.0 38.1 Total Adjustments (20.5) (12.3) Taxes @ 31.0% 6.4 3.8 Total Tax - Effected Adjustments (14.2) (8.5) Pro - Forma Net Income $64.4 $70.1 Shares Outstanding Current Shares (FY2015E) (Bloomberg) 24.6 24.6 Shares Repurchased in Self - Tender (12.0) (12.0) Pro - Forma Shares Outstanding 12.6 12.6 Pro - Forma FY2015E EPS $5.13 $5.58 % Accretion 60.3% 74.4%

23 Strictly Confidential. Do Not Duplicate or Distribute. ♦ As discussed on the previous page, the significant accretion that would result due to shares repurchased with proceeds raised from the incurrence of additional debt or from a sale - leaseback transaction would imply a material increase in shareholder value Real Estate Sale - Leaseback – Accretion (cont’d) ♦ The greater resulting accretion in a sale - leaseback transaction leads to the creation of more value. Accretion - Implications for Shareholder Value Current Bob Evans Stock Price $50.51 FY2015E EPS (Bloomberg) $3.20 P/E 15.8 x Additional Sale - Debt Leaseback Pro - Forma FY2015E EPS (From Previous Page) $5.13 $5.58 P/E 15.8 x 15.8 x Price per Share $80.97 $88.09

24 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The Company attempts to mislead investors with exhibits similar to the following… Real Estate Sale - Leaseback – Reality ...but due to the reduction of depreciation in a sale - leaseback transaction, we believe the below exhibit better reflects reality: MISLEADING REALITY Low Cost High Cost Sale Leaseback Revolving Credit Facility Incremental Term Debt Secured Financing Unsecured Bonds Low Cost High Cost Revolving Credit Facility Incremental Term Debt Secured Financing Unsecured Bonds Sale Leaseback

25 Strictly Confidential. Do Not Duplicate or Distribute. ♦ We advocate a reasonable and balanced strategy incorporating our key ideas in order to unlock shareholder value . For illustrative purposes we suggest the following, as we view it as prudent, actionable, and completely within the control of the Company : (1) Incur $ 175 million in additional debt and complete a $ 400 million sale - leaseback transaction for 56 % of the Company’s owned restaurant real estate (2) Pursue a $ 575 million self - tender from the proceeds of (1) (3) Sell a 19 . 9 % equity stake of BEF Foods via an IPO and subsequently effect a split - off of the remaining 80 . 1 % interest of BEF Foods ♦ As the exhibit on the next page illustrates, we believe that a share price of over $ 80 per share could be realized through the implementation of the steps outlined above . Unlocking Shareholder Value – A Reasonable and Balanced Strategy

26 Strictly Confidential. Do Not Duplicate or Distribute. ♦ For simplicity, the following assumes a $575 million self - tender at $60 per share and full split - off of BEF Foods, with BEF Foods shares exchanged for Bob Evans shares at $60 per share Unlocking Shareholder Value – Yielding Over $80 per Share in Value (1) Internal estimates. ($ in millions) Total Proceeds for Self - Tender $575.0 Self - Tender Price $60.00 Shares Repurchased in Self - Tender 9.6 MM BEF Foods FY2015E EBITDA (1) $57.0 Multiple of EBITDA 10.5 x Implied Value of BEF Foods $598.5 Split - Off Exchange Price $60.00 Shares Retired from Split - Off 10.0 MM Sale - Leaseback $400.0 Cap Rate 7.0% Incremental Rent Expense $28.0 Bob Evans Restaurant FY2015E EBITDA (1) $144.3 Less: Incremental Rent Expense (28.0) Pro - Forma FY2015E EBITDA $116.3 Multiple of EBITDA 8.5 x Value of Bob Evans Restaurants $988.6 Add: Cash and Long - Term Investments 35.3 Add: Mimi's Seller Note (Face) 30.0 Less: Existing Debt (Est.) (319.0) Less: Additional Debt (175.0) Equity Value $559.9 Shares Outstanding: Current Shares 26.5 Shares Repurchased in Self - Tender (9.6) Shares Retired in Split - Off (10.0) Pro - Forma Shares Outstanding 6.9 Price per Share $81.00

27 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The preceding transactions leave the resulting company with a very manageable capital structure Unlocking Shareholder Value – Manageable Capital Structure ♦ The Company’s pro - forma financial profile indicates a reasonable amount of leverage and very strong interest coverage. Assumptions ($ in millions) Pro - Forma FY2015E EBITDA $116.3 Add: Existing Rent Expense (Est.) 5.0 Add: Incremental Rent Expense 28.0 Pro - Forma FY2015E EBITDAR $149.3 Debt Existing Debt (Est.) $319.0 Additional Debt 175.0 Pro - Forma Debt $494.0 Interest Rate for Debt (Assume L+250) 2.85% Pro - Forma Interest Expense $14.1 Pro - Forma Credit Statistics Debt/EBITDA 4.25 x Debt + 6*Rent/EBITDAR 4.63 EBITDA/Interest Expense 8.26 EBITDAR/Interest + Rent Expense 3.17

28 Strictly Confidential. Do Not Duplicate or Distribute. ♦ In addition to the preceding transactions that Bob Evans could pursue to unlock shareholder value, the Company’s unique characteristics make it a very viable LBO candidate Further Potential Alternative - LBO ● Under - levered balance sheet ● Strong free cash flow generating capability ● Reduced capital expenditure requirements subsequent to Fiscal 2014 completion of Farm Fresh remodeling program ● Extensive real estate portfolio allows buyer access to a significant financing source ● Low overhead efficiency (revenue per corporate HQ employee) implies potential for significant savings in privatization ● Significant opportunities for re - franchising, re - branding of Bob Evans Restaurants and expansion of BEF Foods revenue (discussion on next page) ● Multiple viable exit strategies for private equity sponsor

29 Strictly Confidential. Do Not Duplicate or Distribute. ♦ There are numerous operational improvements that could be implemented subsequent to an LBO of the Company Further Potential Alternative – LBO (cont’d) ● Bob Evans Restaurants Re - Franchising • Develop franchise sales division within Bob Evans Restaurants • Refranchise up to 25% - 35% of existing store base • Focus on larger trade area, casual dining franchisees • Develop in a contiguous fashion in existing markets • Franchisee LLCs subject to 1 level of taxation versus 2 levels with C - corp Re - Branding • Move to focus on “fresh” food on menu • Reduce number of menu items to provide selective excellence • Re - position price points • Develop marketing strategy to focus on food and value ● BEF Foods Accelerate Growth • Private label opportunity • Numerous chain restaurants present new market potential • Diversification into high - growth alternative protein categories • Side dish expansion

30 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The Company needs to take advantage of the many compelling opportunities presented by today’s environment ● Cap rates are favorable, interest rates are low, there is robust M&A activity in the packaged foods space, and the IPO market remains buoyant. ● The graph below illustrates the yield on the 10 - Year Treasury, which while near historical lows, has moved up recently. Cap rates are tied to interest rates and the Company should lock in a low rate now before rates move up further. Action is Needed - Favorable Current Environment

31 Strictly Confidential. Do Not Duplicate or Distribute. ♦ The Company has not demonstrated any willingness to take steps to unlock shareholder value ● We have made numerous attempts to engage with management and the Board in a constructive manner . The Board had over four months to consider taking action regarding our ideas to enhance shareholder value and has decided to take no action with respect to these ideas, nor has the Board chosen to pursue any other creative alternative to unlock value . ● Shareholders cannot afford to suffer this Board’s apathy and inaction as they have in the past ; we cite the six years of persistent poor results at Mimi’s Café as a particularly troubling example of how shareholders have suffered from the Board’s past inaction . ● The Company’s abysmal 2 Q FY 2014 financial results illustrate in graphic detail the danger posed to shareholders if management and the Board continue to operate the Company with the same “business - as - usual” mentality . ● Through a consent solicitation, shareholders can be empowered to take action well in advance of the next Annual Meeting . As such, shareholders do not need to wait until August to seek change at the Company . The time to act is now . Action is Needed – The Time to Act is Now

32 Strictly Confidential. Do Not Duplicate or Distribute. SANDELL ASSET MANAGEMENT CORP . , CASTLERIGG MASTER INVESTMENTS LTD . , CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L . P . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD . , CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD . , CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, L . P . , CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD . , CASTLERIGG UCITS FUNDS PLC, SANDELL INVESTMENT SERVICES, L . L . C . , PULTENEY STREET PARTNERS, L . P . , AND THOMAS E . SANDELL (COLLECTIVELY, "SANDELL" OR THE "PARTICIPANTS") MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC . (THE "COMPANY") IN CONNECTION WITH SANDELL'S INTENT TO SEEK TO HAVE THE COMPANY'S STOCKHOLDERS TAKE CORPORATE ACTION BY WRITTEN CONSENT (THE "CONSENT SOLICITATION") . ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY SANDELL FROM THE STOCKHOLDERS OF THE COMPANY, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS . IF AND WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP : //WWW . SEC . GOV/ . IN ADDITION, MACKENZIE PARTNERS, INC . , SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD, IF AND WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST . INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14 A TO BE FILED BY SANDELL ASSET MANAGEMENT CORP . WITH THE SEC ON DECEMBER 9 , 2013 . THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE . Legend